Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF

CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS

OF

GROWLIFE INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

GrowLife Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: Pursuant to Section 151 of the DGCL and the authority granted in the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors of the Corporation previously designated:

i)

150,000 shares of preferred stock as Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock of GrowLife Inc. (the “Series B Certificate of Designation”) with respect to such Series B Preferred Stock, which Series B Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series B Preferred Stock are outstanding and none will be issued.

ii)

51 shares of preferred stock as Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), and established the powers, preferences and rights of the shares of such series, and the qualifications, limitations or restrictions thereof as set forth in the Certificate of Designation, Preferences and Rights of Series C Preferred Stock of GrowLife Inc. (the “Series C Certificate of Designation”) with respect to such Series C Preferred Stock, which Series C Certificate of Designation was filed in the Office of the Secretary of State of the State of Delaware and is in full force and effect on the date hereof. None of the authorized shares of Series C Preferred Stock are outstanding and none will be issued.

SECOND: The Series B Certificate of Designation and the Series C Certificate of Designation were both filed with the Office of the Secretary of State of the State of Delaware on October 22, 2015.

THIRD: Pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation, on October 19, 2017, duly adopted the following resolutions authorizing the elimination of said Series B Preferred Stock and Series C Preferred Stock.

RESOLVED, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 151 of the Delaware General Corporation Law (“DGCL”), the Board of Directors hereby eliminates the Series B Preferred Stock), none of which is currently outstanding and none of which will be issued subject to the certificate of designations therefor; and

RESOLVED FURTHER, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 151 of the Delaware General Corporation Law (“DGCL”), the Board of Directors hereby eliminates the Series C Preferred Stock, none of which is currently outstanding and none of which will be issued subject to the certificate of designations therefor; and

RESOLVED FURTHER, that the appropriate officers of the Corporation, or any one or more of them, hereby are authorized, in the name and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file a Certificate of Elimination of the Series B Preferred Stock and Series C Preferred Stock with the Secretary of State of the State of Delaware, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock with respect to such Series B Preferred Stock, and in the Certificate of Designation, Preferences and Rights of Series C Preferred Stock with respect to such Series C Preferred Stock; and

FOURTH: This Certificate of Elimination shall be effective at 3:59 p.m. Eastern Time on October 19, 2017.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be signed by its duly authorized officer, as of the 19th day of October, 2017.

GROWLIFE INC.

By:	/s/ Marco Hegyi
Name:	Marco Hegyi
Title:	Chief Executive Officer and President